Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 21, 2026 with respect to the financial statements and financial highlights of The U.S. Equity Portfolio, The Institutional U.S. Equity Portfolio, The ESG Capital Growth Portfolio (formerly, The ESG Growth Portfolio), The Catholic SRI Capital Growth Portfolio (formerly, the Catholic SRI Growth Portfolio), The International Equity Portfolio, The Institutional International Equity Portfolio, The Emerging Markets Portfolio, The Core Fixed Income Portfolio, The Corporate Opportunities Portfolio, The Short-Term Municipal Bond Portfolio and The Intermediate Term Municipal Bond Portfolio for the year ended June 30, 2026 which is incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm and Financial Statements".

/s/ GRANT THORNTON LLP

Chicago, Illinois
October 28, 2026